SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date    of Report (date of earliest event reported): August 14, 2003

THE AES CORPORATION
  (exact name of registrant as specified in its charter)

DELAWARE	333-15487	54-1163725
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 North 19th Street, 20th Floor
Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 522-1315

NOT APPLICABLE

(Former name or former address, if changed since last report)

Item 5. Other Events

Set forth below are recent developments that have occurred with respect to certain of The AES Corporation’s (the “Company”) subsidiaries.

Eletropaulo

Eletropaulo has received a letter from the holder (on behalf of a syndicate of lenders) of approximately $305 million in principal amount of notes issued pursuant to a private placement agreement.  The letter declares the notes due and payable in full and demands immediate payment.  Although similar actions may be taken by other lenders, the Company is not aware of any other remedy being sought by any holder of the outstanding indebtedness of Eletropaulo (including any member of the syndicate).  There can be no assurance that other remedies will not be sought.  Eletropaulo has been in negotiations with the syndicate and its other lenders regarding a restructuring of the notes, as well as its other outstanding debt.  Eletropaulo is currently preparing a comprehensive restructuring proposal for presentation to its lenders as a basis for future negotiations.  As of June 30, 2003, the total outstanding indebtedness of Eletropaulo was approximately $1.4 billion.

AES Sul and AES Cayman Guaiba

AES Sul and AES Cayman Guaiba, a subsidiary of the Company that owns the Company’s interest in AES Sul, received a letter from the agent for the banks under the $300 million AES Cayman Guaiba syndicated loan, asserting that an event of default exists as a result of the failure to pay approximately $60.2 million of principal and interest under the loan.  This amount includes a $30 million principal payment originally due on January 24, 2003 which had been waived by the lenders through April 24, 2003.  AES Sul and AES Cayman Guaiba are evaluating a response to the agent’s letter and any defenses or claims that they may have based on the January 20 letter agreement that AES Sul and AES Cayman Guaiba signed with the agent for the banks for the restructuring of this loan or otherwise.  There can be no assurance any such defenses or claims, if asserted, will be successful.

The Company has provided a parent guaranty of up to $50 million with respect to AES Cayman Guaiba’s obligations under the $300 million syndicated loan.  The guaranty is secured by a ratable interest in the security pledged to secure the Company’s revolving credit agreement and certain other obligations.  AES Sul has also guaranteed the obligations of AES Cayman Guaiba under the $300 million syndicated loan.  Other security for the syndicated loan includes pledges of the Company’s interests in AES Cayman Guaiba and AES Sul.  The lenders have not sought to accelerate the loan or otherwise attempted to exercise their rights under the Company guaranty or the pledge agreements.  However, there can be no assurance that they will not attempt to do so or, if they attempt to do so, that they will not be successful.

None of Eletropaulo, AES Cayman Guaiba or AES Sul is a material subsidiary as defined in the Company’s indebtedness agreements, and therefore, the declaration of acceleration and demand for immediate payment (or any similar actions by other lenders), with respect to Eletropaulo, or the assertion of an event of default under the $300 million syndicated loan agreement or exercise of rights against the pledged collateral, with respect to AES Cayman Guaiba and AES Sul, cannot cause a cross-default or cross-acceleration under the Company’s revolving credit agreement or other outstanding indebtedness referred to its Quarterly Report on Form 10-Q filed on August 13, 2003, nor would such actions, if taken, be expected to otherwise have a material adverse effect on the Company’s results of operations or financial condition.

Forward-looking statements

Certain statements contained in this Form 8-K are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements speak only as of the date hereof.  Forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “expects,” “may,” “intends,” “will,” “should” or “anticipates” or the negative forms or other variations of these terms or comparable terminology, or by discussions of strategy.  Future results covered by the forward-looking statements may not be achieved.  Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant risks, uncertainties and other factors are discussed in the Company’s Annual Report on Form 10-K.   You are urged to read this document and carefully consider such factors.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: August 14, 2003	By:	/s/ Vincent W. Mathis
Name: Vincent W. Mathis
Title: Assistant General Counsel